Exhibit d(14)(c)

AMENDMENT NO. 3

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 3 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of December 7, 2015, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and ALLIANZ GLOBAL INVESTORS U.S. LLC (successor in interest to RCM Capital Management LLC), a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and VALIC Company I, a Maryland corporation (the “Company”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 2002 (the “Advisory Agreement”) pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Company; and

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company; and

WHEREAS, the Adviser and the Subadviser are parties to an Investment Sub-Advisory Agreement dated September 19, 2005, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to the investment series of the Company, as listed on Schedule A to the Subadvisory Agreement; and

WHEREAS, the Adviser and the Subadviser wish to amend and restate Schedule A to the Subadvisory Agreement as attached hereto.

NOW, THEREFORE, the parties hereby agree as follows:

1. Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto.

2. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ ERIC S. LEVY	By:	/s/ CHRISTIAN PACHTNER
Name:	Eric Levy	Name:	Christian Pachtner
Title:	Executive Vice President	Title:	Managing Director, Client Service

SCHEDULE A

Effective December 7, 2015

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER and payable monthly in arrears:

Covered Fund	Fee

Mid Cap Strategic Growth Fund	0.45% on the first $40 million
0.40% on the next $460 million
0.30% on assets over $500 million

Science & Technology Fund	0.65% on the first $250 million
0.60% on the next $250 million
0.55% on assets over $500 million